UNITED STATES

SECURITIES and EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of report (Date of earliest event reported) June 21, 2005

FLUSHING FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

000-24272

(Commission File Number)

DELAWARE

(State or other jurisdiction of incorporation)

11-3209278

(I.R.S. Employer Identification Number)

1979 MARCUS AVENUE, SUITE E140, LAKE SUCCESS, NEW YORK 11042

(Address of principal executive offices)

(718) 961-5400

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( )	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( )	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( )	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

( )	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 21, 2005, the board of directors of Flushing Financial Corporation (the "Company") and its wholly owned subsidiary, Flushing Savings Bank, FSB (the "Bank"), approved a one-year extension to November 21, 2007 of the existing employment agreements of each of the following named executive officers: David W. Fry, Henry A. Braun, Robert L. Callicut, and Francis W. Korzekwinski. The board of directors of the Bank also approved the annual salaries, effective as of July 4, 2005, for the following named executive officers: David W. Fry - $175,000, Henry A. Braun - $167,500, Robert L. Callicut - $159,000, and Francis W. Korzekwinski - $185,000. All other terms of the named executive officers’ existing employment agreements, which were originally filed as exhibits 10.6 and 10.7 of Form 10-K for the year ended December 31, 2000, remain unchanged.

On June 21, 2005, the Company’s board of directors approved the compensation committee’s award to certain employees of the Company and its subsidiaries of restricted stock units ("RSUs") under the Company’s 2005 Omnibus Incentive Plan (the “Omnibus Plan”). The RSUs vest in equal installments on each of the first five annual anniversaries of the grant date, subject to the employee’s continued employment with the Company through that date, with accelerated vesting upon the employee’s retirement, death or disability, or upon a change in control of the Company. The RSUs will be settled by delivery of one share of the Company's common stock for each RSU, generally on or as soon as practicable after the vesting date. Each RSU award includes an award of dividend equivalents which are not subject to vesting requirements.

Also on June 21, 2005, the Company’s board of directors approved the compensation committee’s award to certain employees of the Company and its subsidiaries of options under the Omnibus Plan to purchase shares of the Company’s common stock at $17.88 per share. Each such option vests on December 21, 2005, subject to the employee’s continued employment with the Company through that date, with accelerated vesting upon the employee’s retirement, death or disability, or upon a change in control of the Company. The options expire in all events on June 20, 2015, but may terminate prior to such expiration date due the employee’s death, disability, voluntary termination of employment with the Company or termination by the Company with or without cause.

Among the RSU and option awards approved are the following awards to the Company’s named executive officers:

Name	Position(s) with the Company	RSUs	Options

John R. Buran	Executive Vice President, Chief Operating	30,000	70,000
	Officer, and Chief Executive Officer-elect
David W. Fry	Senior Vice President, Treasurer and Chief	5,000	5,000
	Financial Officer
Henry A. Braun	Senior Vice President	5,000	5,000
Robert L. Callicutt	Senior Vice President	5,000	5,000
Francis W. Korzekwinski	Senior Vice President	5,000	5,000

On June 21, 2005, the Company's compensation committee also determined to substitute RSUs for shares of restricted stock in connection with the automatic initial grant to Michael J. Hegarty under the terms of the Omnibus Plan effective upon his change in status to an outside director. Accordingly, on July 1, 2005, Mr. Hegarty will be entitled to receive 3,300 RSUs, the prorated portion of the automatic initial grant.

Item 5.02 (c)	Appointment of Principal Officer

On June 21, 2005, the board of directors of the Company and the Bank confirmed the election of John R. Buran as President and Chief Executive Officer, effective July 1, 2005.

Mr. Buran, age 55, has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since January 2001. During 2003, Mr. Buran was elected a Director of the Company. Prior to joining the Company, Mr. Buran was a consultant for approximately one year. Mr. Buran was Executive Vice President of the New York Metro Division of Fleet Bank, NA from 1996 to 2000, and Senior Vice President, Division Head, Retail Services of NatWest's Consumer Banking Group from 1994 to 1996. Prior to 1994, he held several management positions at Citibank/Citicorp, most recently as Vice President, New York Investment Sales.

As of the date of this filing, the Company has not finalized a new employment agreement with Mr. Buran. When available, Mr. Buran’s new employment agreement will be filed with the Commission and this Form 8-K will be amended to reflect its terms.

Attached as Exhibit 99.1 is the press release announcing Mr. Buran’s election as President and Chief Executive Officer.

Item 9.01(c)	Exhibits

99.1   Press release of Flushing Financial Corporation, dated June 21, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2005
FLUSHING FINANCIAL CORPORATION

	By:	/s/ David W. Fry
David W. Fry
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit		Page

99.1	Press release of Flushing Financial Corporation, dated June 21, 2005.	7